Exhibit 10.21

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and between Ernst Teunissen (“Executive”) and TripAdvisor, LLC, a Delaware limited liability company (the “Company”), and is effective as of November 28, 2017 (the “Effective Date”).

WHEREAS, the Company and the Executive previously entered into an Employment Agreement effective as of October 6, 2015 (the “Agreement”) to establish the terms and conditions of the Executive’s employment with the Company.

WHEREAS, the Company and Executive desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1.The Agreement is hereby amended to extend the term of the Agreement and replacing Section 2A. of the Agreement in its entirety with the following:

“2A.TERM OF AGREEMENT.  The term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue through March 31, 2021, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.”

2.The Agreement is hereby amended by removing the existing subsection (i) in Section 1(d) of the Standard Terms and Conditions to the Employment Agreement and replacing it with the new (i) set forth below:

(i)the Company shall continue to pay Executive the Base Salary through the longer of (x) 12 months following such termination  date, or (y) the remaining Term of the Agreement up to a maximum of 18 months following such termination date (in either case, such period, the “Salary Continuation Period” and such payments, the “Cash Severance Payments” in either case), such amount to be payable in equal biweekly installments and the Company shall pay in cash to Executive (within 10 business days of each applicable monthly period) for each month between the date of termination and the end of the Salary Continuation Period an amount equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Executive and Executive’s eligible dependents to the extent such coverage is then in place;

3.The Agreement is hereby amended by removing the existing sentence below in Section 1(d) of the Standard Terms and Conditions to the Employment Agreement and replacing it with the new language also set forth below:

Existing Sentence:

The expiration of the Term shall not give rise to any payment to Executive or acceleration obligation under this Section 1(d).

New Sentence:

The expiration of the Term shall be treated for all intents and purposes (including with respect to the Employment Agreement, the TripAdvisor, Inc. Executive Severance Plan and Summary Plan Description and the TripAdvisor, Inc. Amended and Restated 2011 Stock and Annual Incentive Plan, as each of the same may be amended from time to time) as a Termination of Employment without Cause or resignation for Good Reason not in connection with a Change in Control, and, in such event, the Executive shall be entitled to the benefits described in Section 1(d) of the Standard Terms and Conditions.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Amendment.

TRIPADVISOR, LLC

By:	/s/ Seth J. Kalvert
Name:	Seth J. Kalvert
Title:	Manager and Secretary

/s/ Ernst Teunissen
Ernst Teunissen

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